                                                                                        FOR:   International Speedway Corporation
                                                                            CONTACT:   Wes Harris
                                                                                                    Director of Investor Relations
                                                                                                   (386) 947-6465

FOR IMMEDIATE RELEASE

NASCAR APPROVES INTERNATIONAL SPEEDWAY'S PROPOSAL
FOR REALIGNMENT OF WINSTON CUP DATES FOR 2004

~ California Speedway to Host Second NASCAR Winston Cup Race ~
~ Event to be Held “Under the Lights” on Labor Day Weekend ~

DAYTONA BEACH, FLORIDA – June 13, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today announced that NASCAR has approved the Company’s proposal for the realignment of NASCAR Winston Cup Series dates between its North Carolina, Darlington and California facilities.  As a result of the realignment, California Speedway will host an additional Winston Cup event weekend during the Labor Day weekend, Darlington Raceway will host race Winston Cup race weekends in March and November, and North Carolina Speedway will host one Winston Cup event weekend in February.  All changes will take effect for the 2004 season.

"NASCAR's Winston Cup Series realignment offers the opportunity to increase the sport’s exposure in major markets, which benefits the fans, teams, track operators, sponsors and television broadcast partners," commented Lesa France Kennedy, President of International Speedway Corporation.  "An additional NASCAR event weekend in the Los Angeles area offers fans in an underserved part of the country another opportunity to experience the excitement and thrill of world-class racing.  Further, with a second Winston Cup event in the nation’s second largest media market, ISC will be able to leverage its relationships with marketing partners who recognize the incremental value offered by our increased national presence."

The Company expects these schedule changes will result in a net positive impact to fiscal 2004 revenue and earnings, and will include the contribution when it provides full financial guidance for its anticipated 2004 results later this year.

"We are extremely pleased that NASCAR approved our request to realign certain Winston Cup dates within our facilities and look forward to a successful inaugural Labor Day event weekend at California in 2004," commented John R. Saunders, Senior Vice President and COO of International Speedway Corporation.  "With the completion of California’s announced speedway lighting project, the race will be broadcast live under the lights in prime time on the East Coast.  We expect this will benefit the sport’s broadcast partners through higher ratings as there are generally more viewers watching television later in the day.  As a result of increased visibility for the sport, we believe these schedule changes will benefit the long-term growth of the entire NASCAR racing community."

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown."  For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company’s or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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